UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2018

TREVENA, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36193	26-1469215
(Commission File No.)	(IRS Employer Identification No.)

955 Chesterbrook Boulevard, Suite 110

Chesterbrook, PA 19087

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (610) 354-8840

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01                                           Entry into a Material Definitive Agreement.

Trevena, Inc. (“Trevena” or the “Company”) is a party to an office lease with Chesterbrook Partners, LP, for approximately 40,565 square feet of space (Suite 200) (the “Premises”) at 955 Chesterbrook Boulevard, Chesterbrook, Pennsylvania (the “Master Lease”).  The term of the Master Lease with respect to the Premises commenced in July 2017 and will expire on May 31, 2028.

On October 11, 2018, Company entered into a sublease agreement (the “Sublease”) with The Vanguard Group, Inc. (the “Subtenant”), whereby Trevena subleased the Premises to the Subtenant.  The initial term of the Sublease is 37 months, and the Company has provided the Subtenant with an option to extend the Sublease by three years and a second option to extend the Sublease until November 30, 2027.  The Sublease provides for rent abatement for the first month of the term; after this, the rent payable to the Company by the Subtenant under the Sublease is (i) $0.50 less during months 2 to 13 of the Sublease and (ii) $1.00 less after month 14 of the Sublease than the base rent payable by the Company under the Master Lease.  The Subtenant also is responsible for paying to the Company all tenant energy costs, annual operating costs, and annual tax costs attributable to the Premises during the term of the Sublease.  Over the 37-month term of the Sublease, the Company expects to save approximately $3.5 million in base rent and facilities-related expenses.

The Company’s corporate offices will remain at 955 Chesterbrook Boulevard, Suite 110.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREVENA, INC.

Date: October 17, 2018	By:	/s/ John M. Limongelli
John M. Limongelli
Sr. Vice President, General Counsel and Chief Administrative Officer

3